Exhibit 99.1

KULR Technology Group’s President and COO Interviewed By Proactive Investors

SAN DIEGO, (March 25, 2021) – Keith Cochran, President and COO of KULR Technology Group, Inc. (OTCQB: KULR) (the “Company” or “KULR”), a leading developer of next-generation lithium-ion battery safety and thermal management technologies, was recently interviewed by Proactive Investors, an international financial media company. In the interview, Mr. Cochran provides an overview of his recent appointment as President and COO of KULR Technology Group and about his background, including having previously served as Senior Vice President of Jabil Greenpoint’s (NYSE: JBL) Global Business Units in Singapore, where he led the $3.7 billion revenue smartphone technology division. Under his management, he oversaw a team employing over 65,000 people in the United States and Asia, managed over 45 original equipment manufacturers simultaneously, served as Country Manager in India and Brazil, and was the recipient of multiple Supplier of the Year awards. Cochran concluded the interview with an update on the recently announced long-term technology and developmental partnership with Andretti Technologies (ATEC), the advanced technology arm of Andretti Autosport, founded by Michael Andretti.

The video interview is now live and can be accessed using the following link:

https://kulrtechnology.com/kulr-hires-new-president-coo/

About KULR Technology Group, Inc.

KULR Technology Group, Inc. (OTCQB: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company’s roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

 This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 19, 2021. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Media Contact:
Derek Newton
Head, Media Relations
Main: (786) 499-8998
derek.newton@kulrtechnology.com

Investor Relations:
KULR Technology Group, Inc.
Main: (888) 367-5559
ir@kulrtechnology.com